Exhibit 5.01
June 12, 2009
BMP Sunstone Corporation
600 W. Germantown Pike, Suite 400
Plymouth Meeting, PA 19462

RE:	BMP Sunstone Corporation, Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to BMP Sunstone Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) on June 12, 2009 of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 10,158,996 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), held by the selling stockholders identified in the Registration Statement. 8,042,334 of the Shares (the “Held Shares”) are held by certain of the selling stockholders identified in the Registration Statement. 2,116,662 of the Shares (the “Note Shares”) are issuable upon the conversion of the Company’s 12.5% March Cash Secured Convertible Notes (the “Notes”) held by certain of the selling stockholders identified in the Registration Statement.
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the Notes and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the (i) Held Shares are duly authorized and are validly issued, fully paid and non-assessable and (ii) the Note Shares, if and when issued pursuant to the conversion of the Notes in accordance with their terms, will be validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP